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                                                                   EXHIBIT 10.33

                                   AGREEMENT


August 20, 1999

Mr. Walter L. Schindler
1800 Port Tiffin Place
Newport Beach, CA 92660

Dear Walter:

        This letter sets forth the confidential agreement (the "AGREEMENT"), with its general release and waiver of claims, we have reached concerning the termination of your employment with Enterprise Profit Solutions Corporation (the "COMPANY") and the consideration you will be entitled to receive from the Company or any persons or entities controlling, controlled by, or under common control with the Company ("AFFILIATES") in connection with such termination. This Agreement and the consideration to you described herein are contingent upon your execution and delivery to the Company of this Agreement and your compliance with its terms.

        1. EMPLOYMENT STATUS. The effective date of the termination of your employment with the Company is August 20, 1999 (the "TERMINATION DATE"). You acknowledge that (i) you have received all compensation, including without limitation salary, bonuses and contributions to plans, due to you for your work through the Termination Date, and (ii) you have used all personal time off, which includes vacation, that accrued through the Termination Date and you are therefore not entitled to any payment in respect of vacation or other personal time off. Simultaneously with your execution of this Agreement, you will submit a formal letter of resignation in the form of Exhibit A hereto confirming your resignation as of the Termination Date, upon receipt of which you will be deemed to have resigned effective as of the Termination Date.

        2. PAYMENTS. In consideration of this Agreement and subject to its terms and conditions, you will be entitled to receive payment of a total of $500,000 gross in cash (the "CASH PAYMENT"). The Cash Payment will be made in 26 installments of $19,230.77 (before applicable withholding); the first such installment will be paid on September 3, 1999, and subsequent installments will be made by the Company every other Friday thereafter until a total of $500,000 in gross has been paid. However, notwithstanding the foregoing, if a Capital Event occurs before the entire Cash Payment has been paid, all unpaid portions of the Cash Payment will be paid no later than ten days after the Capital Event. For these purposes,


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Mr. Walter L. Schindler
August 20, 1999
Page 2


a "CAPITAL EVENT" means (i) the receipt by EPS or the Company of $50 million or more in gross proceeds from the sale of equity of the Company or EPS in a single transaction or series of related transactions, or (ii) a sale of all or substantially all of the assets or equity of the Company or EPS. The Company will notify you promptly in case of any Capital Event.

        3 . SHARES.

        (a) As of January 1, 1999, you purchased 60,000 shares of Series B Common Stock (the "SUBSCRIPTION SHARES") from EPS Solutions Corporation ("EPS") pursuant to a Subscription Agreement (the "SUBSCRIPTION AGREEMENT"), and 240,000 shares of Series B Common Stock (the "RESTRICTED SHARES") from EPS pursuant to a Restricted Stock Purchase Agreement (the "RESTRICTED STOCK PURCHASE AGREEMENT"). In addition, as of January 1, 1999, you purchased 200,000 shares of Series B Common Stock of EPS from IM Comet LLC pursuant to a promissory note made payable by you to IM Comet LLC and a related stock power by IM Comet LLC (the "ADDITIONAL SHARES"). Your Employment Agreement with the Company also provided that you were entitled to purchase an additional 500,000 shares of restricted stock of EPS that would vest upon achievement of certain performance milestones (the "PERFORMANCE SHARES"). In connection with termination of your employment with the Company, subject to the terms and conditions of this Agreement, (i) EPS hereby accelerates vesting of all of the Restricted Shares, such that the Restricted Shares become free of the restrictions limiting transfer set forth in
Section 4.1(a) of the Restricted Stock Purchase Agreement (but not free of restrictions described in Section 4.2 of the Restricted Stock Purchase Agreement); and (ii) you hereby surrender all rights, title and interest, if any, to any Performance Shares, and any other equity in the Company or EPS or any of their Affiliates other than the Subscription Shares, the Restricted Shares and the Additional Shares. As a result, with respect to any shares identified above, you will own only 500,000 shares of Series B Common Stock of EPS, consisting of the Subscription Shares, the Restricted Shares, and the Additional Shares (collectively, the "VESTED SHARES") and you specifically waive and relinquish any right or claim you have, or believe you have, to any other securities of or other equity rights in the Company or EPS or any of their Affiliates, or IM Comet LLC.

        (b) Except as specifically set forth in this Agreement and notwithstanding the release in Section 10, you, the Company and EPS will continue to have the rights and be subject to the obligations associated with the Vested Shares as specifically set forth in the agreements pursuant to which you purchased those shares, as well as the Stockholder Agreement and Voting Agreement you entered into in connection therewith. Without limiting the foregoing, EPS acknowledges that you will continue to have the rights set forth in paragraph (b)(ii) of Schedule 4 to the Restricted Stock Purchase Agreement, without regard to the time period of such rights, and that these rights apply to all Subscription Shares and Restricted Shares.


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Mr. Walter L. Schindler
August 20, 1999
Page 3

        (c) The Promissory Note dated January 1, 1999, made by you to EPS in connection with your purchase of the Subscription Shares and the Restricted Shares (the "EPS NOTE") is hereby amended by the addition to Section 1.1 of the EPS Note, after the final sentence thereof, of the following:

        "Notwithstanding the foregoing, however, Maker may, in his discretion, elect to defer the payment of any interest that accrues under this Note until the principal amount hereof upon which such interest accrues is paid, provided that any payment by Maker hereunder will be applied in such a manner as to pay all unpaid interest accrued on any principal repaid by such payment."

        4. ADDITIONAL DOCUMENTS AND COVENANTS.

        (a) Concurrently with your execution and delivery of this Agreement:

              (i) Each of the Company and EPS will enter into an Indemnification Agreement with you in the form of Exhibit B hereto (the "INDEMNIFICATION AGREEMENTS");

              (ii) You and IM Comet LLC will enter into an Agreement in the form of Exhibit C hereto to amend the Promissory Note dated January 1, 1999 made by you to IM Comet LLC in connection with your purchase of the Additional Shares and to terminate your option to acquire up to 250,000 shares of Common Stock of EPS from IM Comet LLC; and

              (iii) EPS will deliver to you a certificate or certificates representing the Vested Shares.

        (b) Subject to Section 4(d), you may be employed in any capacity by or serve as an attorney or advisor to or director or officer of any person or entity, and any provisions of any agreement between you and the Company or EPS to the contrary are hereby canceled.

        (c) Subject to Section 4(d) and your obligations under Section 7(c), you may participate in any manner with any person, entity or group that enters into any transaction with the Company, EPS, or any of their Affiliates, including without limitation the purchase of any business or assets or the investment of any capital.

        (d) Without prior written approval from the CEO or COO or Board of Directors of EPS, you may not communicate directly with any employee, lender, investment banker, or stockholder, or any person or entity known by you to be a client or vendor, of the Company, EPS, or any of their Affiliates about any material matters related directly to the Company, EPS, or any of their Affiliates. You must disclose in writing to the Board of Directors of EPS all transactions of the kind contemplated by Section 4(c), and the general nature of your


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Mr. Walter L. Schindler
August 20, 1999
Page 4

participation therein, before commencement of your participation therein, and you must keep the Board of Directors of EPS reasonably informed regarding such matters during their pendency.

        (e) Within a reasonable period of time after the close of each of the first three fiscal quarters and each fiscal year of EPS, EPS shall provide to you consolidated financial and other corporate information in substance and a manner substantially similar to a report on Form 10-Q (for quarterly information) or 10-K (for annual information) under the Securities Exchange Act of 1934, as amended, provided that EPS may cease providing such information specifically to you when such information becomes generally available to the public.

        5. OTHER PERQUISITES AND BENEFITS. The Company will (i) make COBRA health and disability benefits available to you, your wife and daughter as required by applicable law, and will pay the cost of COBRA premiums for you, your wife and daughter until the earlier of December 31, 1999 or the date you become eligible for medical benefits from another employer; (ii) forward to you any mail and messages directed to you and received by the Company within six months after the Termination Date; and (iii) transport your personal effects to your residence or other local place requested by you at Company expense within a reasonable period of time. All other employee benefits and perquisites terminate as of the Termination Date.

        6. WITHHOLDING AND TAXES. All consideration provided by the Company hereunder shall be subject to any and all applicable withholdings, including any withholdings for any related federal, state or local taxes. The Company makes no representations to you regarding the tax consequences to you of this Agreement, or the tax consequences of your ownership of or rights associated with the Vested Shares or the Cash Payment, and you shall be responsible for, and hold the Company, EPS and their Affiliates harmless from, any and all income taxes and other taxes incurred by you as a result of the consideration provided to you pursuant to this Agreement (whatever its nature or kind), your ownership of or rights associated with the Vested Shares, and the Cash Payment.

        7. COMPANY PROPERTY AND INFORMATION.

        (a) Your privileges under all Company credit cards are terminated, and you represent that you have returned all such credit cards. Upon execution of this Agreement, you will return to the Company all property of the Company including without limitation keys, parking card, documents, books, records, reports, contracts, lists, computer disks (or other computer-generated files or data), or copies thereof, created on any medium, prepared or obtained by you or the Company in the course of or incident to your employment with the Company.


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Mr. Walter L. Schindler
August 20, 1999
Page 5

        (b) Any information stored in your computer may be saved or discarded by the Company as it deems appropriate at any time after August 20, 1999.

        (c) Except as specifically provided otherwise by this Agreement, you will comply with the Confidential Information and Employee Invention Agreement you entered into as of January 1, 1999 in connection with your employment with the Company, as well as the Subscription Agreement and the Restricted Stock Purchase Agreement, and the Stockholder Agreement and Voting Agreement you entered into in connection with your ownership of EPS shares.

        8. CONFIDENTIALITY; NON-DISPARAGEMENT.

        (a) You and the Company will keep the terms of this Agreement strictly confidential and not disclose its terms to anyone other than advisors who need to know its contents to discharge their duties to you or the Company, as the case may be.

        (b) You will not make to any third party any disparaging or otherwise negative comments of any kind about any Company Released Parties (as defined below), and the Company will not make to any third party any disparaging or otherwise negative comments of any kind about you. In all communications with third parties, you and the Company will explain the termination of your employment as a mutually agreed upon "no-fault" separation. You will not communicate with any third parties in any manner inconsistent with the foregoing and the Company will cause the Company Released Parties (as defined below) not to communicate with any third parties in any manner inconsistent with the foregoing.

        (c) All requests for references by future employers shall be directed to Christopher Massey, and all references given by Massey relating to your performance at the Company provided to future employers will be favorable.

        9. CLARIFICATION OF ROLE. The Company and EPS acknowledge that (i) you were not a member of the board of directors of the Company or EPS at any time;
(ii) after abolition of the so-called "Office of the Chairman," you have not functioned substantively as a controlling person or as part of a control group of the Company or EPS; (iii) it was not part of your duties or role with the Company or EPS to communicate or work with the Company's lenders or to prepare or review the financial statements of the Company or EPS.

        10. RELEASE.

        (a) As of the date you enter into this Agreement, you, on behalf of yourself and your successors and assigns, hereby forever release, discharge and acquit the Company, its Affiliates (including without limitation EPS), IM Comet LLC, Christopher Massey, Erik


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Mr. Walter L. Schindler
August 20, 1999
Page 6

Watts, David Hoffman, and their respective members, partners, principals, shareholders, directors, officers, agents, outside counsel, employees, and representatives, and the successors and assigns of each of them ("RELEASED COMPANY PARTIES"), and the Company and EPS, on behalf of themselves and their successors and assigns, hereby forever release, discharge and acquit you, your agents, counsel, and representatives, and the successors and assignees of you and each of them ("RELEASED EMPLOYEE PARTIES") from any and all charges, complaints, claims, demands, obligations, promises, agreements, damages, actions, causes of action, suits, rights, costs, losses, debts, expenses (including attorneys' fees and costs), liabilities, and indebtedness, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated arising from, under or related to (A) your employment or retention with the Company or its Affiliates;
(B) the termination of that employment or retention; (C) the Performance Shares or any other securities of the Company or EPS or any of their Affiliates other than the Vested Shares; (D) your status as a stockholder of EPS, or any claims arising or accruing as a result of that status, on or before the date you enter into this Agreement; and (E) any other event, act or omission arising on or before the date you enter into this Agreement (the "RELEASED MATTERS"). Without limiting the foregoing, the Released Matters include any claim of fraud in the inducement, defamation, or emotional distress. You, the Company, and EPS each specifically agree not to claim, and have waived any right to claim, to have been under duress in connection with the review, negotiation, execution and delivery of this Agreement. Without limiting the foregoing, the Released Matters also include your option to acquire up to 250,000 shares of EPS Common Stock from IM Comet LLC. However, notwithstanding the foregoing, the Released Matters shall not include any claims by you or the Company or EPS for any of the following: (i) rights under this Agreement; (ii) rights, if any, under the Company's 401(k) plan; (iii) rights under the Indemnification Agreements and indemnification provisions of the certificate of incorporation and bylaws of the Company and EPS; or (iv) your status as a stockholder of EPS, or any claims arising or accruing as a result of that status, after the date you enter into this Agreement.

        (b) You acknowledge and agree that your releases made herein constitute final and complete releases of the Released Company Parties with respect to all Released Matters, and that by signing this Agreement, you are forever giving up the right to sue or attempt to recover money, damages or any other relief from the Released Company Parties for all claims you have or may have with respect to the Released Matters (even if any such claim is unforeseen as of the date hereof). The Company and EPS each acknowledges and agree that its releases made herein constitute final and complete releases of the Released Employee Parties with respect to all Released Matters, and that by signing this Agreement, it is forever giving up the right to sue or attempt to recover money, damages or any other relief from the Released Employee Parties for all claims it has or may have with respect to the Released Matters (even if any such claim is unforeseen as of the date hereof).


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Mr. Walter L. Schindler
August 20, 1999
Page 7

        (c) You, the Company, and EPS understand California Civil Code Section 1542, which provides as follows:

              "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

You, the Company and EPS, being aware of Section 1542, hereby expressly waive any and all rights that may exist thereunder as well as under any other statute or common law principles of similar effect under the laws of any state or the United States. This Agreement shall act as a release of all future claims that may arise from the Released Matters, whether such claims are currently known or unknown, foreseen or unforeseen including, without limitation, any claims for damages incurred at any time after the date of this Agreement resulting from the acts or omissions which occurred on or before the date of this Agreement.

        Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Company Parties by you and the Released Employee Parties by the Company and EPS from all Released Matters, you, the Company and EPS expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Released Matters which not known or suspected to exist in favor of the releasing party at the time of execution hereof, and that this Agreement contemplates the extinguishment of all such Released Matters. All Released Company Parties and Released Employee Parties are third party beneficiaries of this Agreement.

        The foregoing release includes any and all claims, rights and/or remedies arising under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. You acknowledge that you and your attorneys specifically waived any right you may have under law to consider this Agreement before entering into it or to revoke it after you enter into it.

        (d) (i) If the Company or EPS breaches this Agreement in any material respect, and fails to cure that breach (and, in the case of a breach of the Company's obligation to pay installments of the Cash Payment, payments not made by the Company are not made by any third party) within 15 days of receipt of notice from you demanding cure, then the release and covenants given by you under this Section 10 will be void and any statute of limitations that would apply to claims you might have that were Released Matters will be deemed to have been tolled from the date you enter into this Agreement until the end of the 15-day notice


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Mr. Walter L. Schindler
August 20, 1999
Page 8

period described in this sentence. If the Company's breach is failure to pay any installment of the Cash Payment, then any portions of the Cash Payment paid to you and not repaid to the Company will be a credit against any recovery you make against any Released Party in connection with any Released Matter that becomes actionable as a result of the voiding of the release and covenants given by you under this Section 10.

              (ii) If you breach this Agreement in any material respect, and fail to cure that breach within 15 days of receipt of notice from the Company or EPS demanding cure, then the release and covenants given by the Company and EPS under this Section 10 will be void and any statute of limitations that would apply to claims the Company or EPS might have that were Released Matters will be deemed to have been tolled from the date you enter into this Agreement until the end of the 15-day notice period described in this sentence.

        11. NO CLAIMS. You represent and warrant that you have not instituted any complaints, charges, lawsuits or other proceedings against any Company Released Parties with any governmental agency, court, arbitration agency or tribunal. You further agree that you will not, directly or indirectly, (i) file, bring, cause to be brought, join or participate in, or provide any assistance in connection with any complaint, charge, lawsuit or other proceeding or action against any Company Released Parties at any time hereafter for any Released Matters, (ii) assist, encourage, or support employees or former employees or stockholders or former stockholders of the Company, EPS or any of their Affiliates in connection with any lawsuit, charge, claim or action they may initiate, unless compelled to testify by appropriate civil processes, or (iii) defend any action, proceeding or suit in whole or in part on the grounds that any or all of the terms or provisions of this Agreement are illegal, invalid, not binding, unenforceable or against public policy. If any agency or court assumes jurisdiction of any complaint, charge, or lawsuit against the Company or any Company Related Party, on your behalf, you will immediately notify such agency or court, in writing, of the existence of this Agreement, including providing a copy of it and to request, in writing, that such agency or court dismiss the matter with prejudice.

        12. ADVICE OF COUNSEL. You represent and agree that you have discussed this Agreement with your private attorney, that you have participated fully in the drafting of this Agreement, that you have carefully read and fully understand all the provisions of this Agreement, that you understand its final and binding effect, that you are competent to sign this Agreement, and that you are voluntarily entering into this Agreement because you believe it to be in your best interests.

        13. ACKNOWLEDGMENT. You represent and agree that in executing this Agreement you rely solely upon your own judgment, belief and knowledge, and the advice and recommendations of your independently selected counsel, concerning the nature, extent and


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Mr. Walter L. Schindler
August 20, 1999
Page 9

duration of your rights and claims. You acknowledge that no other individual has made any promise, representation or warranty, express or implied, not contained in this Agreement, to induce you to execute this Agreement. You further acknowledge that you are not executing this Agreement in reliance on any promise, representation, or warranty not contained in this Agreement and that all previous discussions are now merged into this Agreement.

        14. BINDING ON SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and its Affiliates and shall inure to the benefit of and be binding upon your heirs, executors, administrators, successors and assigns.

        15. SETTLEMENT OF DISPUTES.

        (a) Any controversy or dispute between the parties to this Agreement involving the construction, interpretation, application or performance of the terms, covenants or conditions of this Agreement or in any way arising under this Agreement shall, on demand of any of the parties by written notice hereto served on the others in the manner prescribed in Section 19 hereof, be determined pursuant to the general reference provisions of California Code of Civil Procedure ("CCP") Section 638(1), et seq., by a retired or former judge of the Superior Court for the County of Orange, State of California. The parties intend this general reference provision to be specifically enforceable in accordance with said Section 638(1).

        (b) The reference may be commenced by any party hereto by the filing in the Superior Court of the State of California for the County of Orange of a petition or a motion for a general reference. The petition and any opposition or response thereto shall recite in a clear and meaningful manner the factual basis of the controversy between the parties and identify the issues to be submitted to the referee for decision.

        (c) The petition or motion shall designate as a sole referee a retired judge from the Orange County, California, Judicial Arbitration & Mediation Services ("JAMS") panel acceptable to that party. If the parties to the reference proceeding are unable to agree upon a referee, the Presiding Judge or any judge of the Orange County Superior Court to whom the matter is assigned shall appoint a retired or former Orange County Superior Court Judge from the JAMS panel as the referee.

        (d) The parties acknowledge that the terms of this Section 15 are specifically enforceable and that the decision by the referee is tantamount to a judgment by a trial court (CCP Section 644) and is subject to review in accordance with CCP Section 645, and that any judgment rendered in the trial court is appealable in the same manner as any other trial court judgment.


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Mr. Walter L. Schindler
August 20, 1999
Page 10

        (e) This Section 15 applies to controversies or disputes under this Agreement, including without limitation the applicability and continuing validity of the release and covenants in Section 10, but this Section 15 does not apply to claims that may be brought in respect of Released Matters if the release and covenants under Section 10 are voided pursuant to Section 10(d).

        16. SEVERABILITY. If any provision of this Agreement is found, held, declared, determined, or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable statute or controlling law, the legality, validity, and enforceability of the remaining provisions will not be affected and the illegal, invalid, or unenforceable provision will be deemed not to be a part of the Agreement unless without such provision, the purposes and intent of the Agreement cannot fairly be carried out.

        17. GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with California law.

        18. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the parties hereto regarding the matters set forth herein and replaces all prior agreements, arrangements and understandings, written or oral regarding the matters set forth herein. Neither you nor the Company shall be bound or liable for any representation, promise or inducement not contained in this Agreement. This Agreement cannot be amended, modified, supplemented, or altered, except by written amendment or supplement signed by you and the Company and EPS.

        19. NOTICE. Each party to this Agreement is required to give written notice to the others of any alleged breach of this Agreement and a reasonable prompt opportunity to review and discuss the matter at a meeting that includes members of the Company's board of directors. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed given upon personal delivery or three (3) days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or one
(1) business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested from such service or upon receipt of electronic or other confirmation of transmission if sent via facsimile to the parties, their successors in interest or their assignees. Notices to the Company or any other Company Released Parties will be sent to the Company's headquarters, attention General Counsel, and notices to you will be sent to your address on the first page of this Agreement, or in either case to such other addresses as the parties may designate by written notice in accordance with this Section.

        20. SPECIFIC ENFORCEMENT. You, the Company and EPS acknowledge that irreparable damage would occur if any of the obligations hereunder other than the payment of


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Mr. Walter L. Schindler
August 20, 1999
Page 11

money were not performed in accordance with their specific terms. If any provision of this Agreement is breached the aggrieved party will be entitled to institute and prosecute proceedings to enforce specific performance or to enjoin the continuing breach of such provision. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining other relief to which it may be entitled.

        21. ATTORNEYS' FEES. In case of any dispute hereunder, the prevailing party or parties shall be entitled to recover from the non-prevailing party or parties the reasonable fees and costs of counsel to the prevailing party.

        Please sign below and return this letter to me to indicate your agreement to these terms.

Sincerely,

Enterprise Profit Solutions Corporation
EPS Solutions Corporation



By: /s/ CHRISTOPHER P. MASSEY
   -----------------------------------
Name:   Christopher P. Massey
Title:  Chief Executive Officer



I have carefully read this Agreement and I agree to its terms.


/s/ WALTER L. SCHINDLER                            August 20, 1999
---------------------------                        -------------------
Walter L. Schindler                                Date

                                    EXHIBIT A


Christopher P. Massey
Chief Executive Officer and Chairman of the Board
EPS Solutions Corporation
Enterprise Profit Solutions Corporation
695 Town Center Drive, Suite 400
Costa Mesa, California 92626

Dear Chris:

        I hereby resign my employment and all officer positions with Enterprise Profit Solutions Corporation, EPS Solutions Corporation, and their affiliates as of August 20, 1999.

                                       Sincerely,



                                       Walter L. Schindler